Exhibit 4.12

IBERDROLA CLIENTES S.A.U.

AS A SELLER

And

WALL BOX CHARGERS, S.L.

AS A PURCHASER

POWER PURCHASE AGREEEMENT (PPA ON SITE)

IN SELF-CONSUMPTION REGIME

WITH SURPLUSES

CONTENT

THIS POWER PURCHASE AGREEMENT (PPA ON SITE) (hereinafter the “Agreement”) is entered in Barcelona on 27 September 2021.

BETWEEN:

(1)

IBERDROLA CLIENTES, S.A.U. (the “Seller”), a public limited company (Sociedad anónima) legally incorporated and existing in accordance with Spanish law, with registered office at Plaza de Euskadi, 5, 48009 Bilbao (Vizcaya), with Tax Identification Number (C.I.F.) A95758389;

and

(2)

WALL BOX CHARGERS, S.L. (the “Purchaser”), a limited company (Sociedad limitada) legally incorporated and existing in accordance with Spanish law, with C.I.F. B66542903, registered office at Calle Anabel Segura, n° 7 H1, 28108 Alcobendas (Madrid), which is duly registered in the Commercial Registry of Barcelona, Volume 44872, Page 59, General Section, Sheet n° B-469977, 1st Inscription;

hereinafter referred to as the “Parties” or individually a “Party”.

EXHIBIT:

(A)

The Seller is authorized to participate in the retail sale of electricity and natural gas as a marketer and is registered in the list of electricity marketers published on the CNMC website with number R2-515.

(B)	The Purchaser is a company producing electric vehicle charging equipment.

(C)	The Purchaser carries out its activity in a site, as described in Schedule 1, (the “Site”). The Purchaser has the use and benefit of the Site under the title described in such Schedule 1.

(D)

The Purchaser wishes to ensure the supply of renewable energy to meet its energy demand and the Seller wishes to supply renewable energy to the Purchaser, in accordance with the terms and conditions of this Agreement.

(E)

In relation to the foregoing, the Seller, being able to contract third parties for this purpose, shall build, install, commission and operate photovoltaic installations in the Site in accordance with the technical specifications (the “Technical Specifications”) included in Schedule 3 attached to this Agreement (the “Dedicated Installation”). For this purpose, the Seller will be designated as the promoter and builder of the facilities in accordance with Law 38/1999, of November 5, on Building Management (LOE) and, therefore, shall comply with all legal obligations.

(F)

The Dedicated Installation will be considered as a self-consumption installation in accordance with Royal Decree 244/2019, of April 5, which regulates the administrative, technical and economic conditions of self-consumption of electrical energy. The Seller shall not market the photovoltaic energy generated if there is sufficient demand by the Purchaser for its self-consumption at the Site. The Seller may sell the energy to third parties only when the photovoltaic energy generated exceeds the Purchaser’s consumption needs. The Seller will take care of the connection of the Dedicated Installation to the external network, obtain the relevant permissions and fulfill the information obligations.

(G)

In view of the foregoing and in order to establish the main conditions governing the construction, operation, maintenance and dismantling of the Dedicated Installation (the “Works”), as well as the long-term purchase and sale of energy under a self-consumption regime, the Parties have agreed to conclude this Power Purchase Agreement.

1.	DEFINITIONS

Unless the context requires otherwise, in this Agreement (including the Exhibits), the following terms and expressions shall have the following meanings:

“Actual Generation” is the electricity actually generated by the Dedicated Installation in any Relevant Period during the Term.

“Agreement” shall mean the present power purchase agreement.

“Applicable law”: means, with respect to any Party, any applicable law, regulation or ruling that that Party is required to comply with.

“Bankruptcy Law” shall mean Law 22/2003, of 9 July, Bankruptcy (with its amendments or any other law that replaces it).

“Best Practices” shall mean the practice of a person who seeks in good faith and with the diligence of a good entrepreneur to perform his contractual obligations in a due and timely manner and, in doing so and in the general conduct of his enterprise, to exercise the degree of skill, caution, diligence, prudence, foresight and care reasonably expected of a trained and experienced person engaged in the same type of business or operations with respect to the renewable energy generation assets of similar type, size and complexity to the facility, and taking into account all relevant manufacturer’s equipment recommendations, guidelines, operations and maintenance manuals and applicable Legislation.

“Breach” shall mean any of the causer specified in Clauses 19.1 and 19.2.

“Business day” shall be any day, other than Saturday or Sunday, in which the banks are open in Spain.

“Change of Law”: change of law (a) means the entry into force of an Applicable Law that is not in force on the Effective Date of this Agreement; (b) the modification, revocation or replacement of the Applicable Law in force on the Effective Date of this Agreement; and/or (c) a change after the date of this Agreement in the interpretation or application by the competent authority of the Applicable Law.

“COD deadline” shall mean 12 months after the date on which all the necessary permits and authorizations have been obtained to start the assembly of the Dedicated Installation.

“COD Estimated Date” nine (9) months from the Effective Date shall be understood.

“Commercial Operation Date (or COD)” shall mean the date on which the following conditions are met for the Dedicated Installation:

a)	The certificate referred to in article 132 of Royal Decree 1955/2000, of 1 December, or act of commissioning, necessary for the Dedicated Installation, has been obtained and is in force.

b)	The authorized and installed capacity is equal to or greater than the installed capacity established in the Technical Specifications.

c)	The Dedicated Installation is supplying electrical power to the Site at the Supply Point.

d)	The Seller has obtained any other authorization necessary for the operation of the Dedicated Installation.

“Compensation for Resolution” shall have the meaning given to it in clause 19.2, 19.4 or 19.7, as applicable.

The Parties expressly agree that the Compensation for Resolution shall be a reasonable calculation of the loss that may be incurred by the Seller/Purchaser as a result of the Breach of the other relevant Party and that it shall be the sole and exclusive compensation of the Party that has not incurred in a breach under this Agreement upon termination thereof.

“Complaining party” shall have the meaning attributed in Clause 13 (Force majeure).

“Confidential Information” shall mean the content of this Agreement and all information and data that a Party discloses to the other Party under or in connection with this Agreement, including, but not limited to, financial, technical and commercial information, whether documented or not, relating to the transaction documented in this Agreement and any other matter governed by this Agreement, with the exception of:

a)	Information that is in the public domain or that becomes known by means other than a breach of this Agreement or any other confidentiality commitment.

b)	Information that a Party demonstrates that it knew before the other Party disclosed it.

c)	Information received from a third party without restrictions as to its disclosure.

“Contracted Volume” means actual self-consumption until reaching the Actual Generation.

In this Agreement, unless the context requires otherwise or is specified otherwise:

a) All references to the exhibits, sections and schedules are to the exhibits, sections and schedules of this Agreement.

b) The headings are for the purpose of facilitating reference only and shall not affect the interpretation of this Agreement.

c) Terms such as “hereinafter”, “herein” and others beginning with “in this Agreement” shall refer, unless the context clearly indicates otherwise, to the entirety of this Agreement and not to any specific section or clause thereof.

d) In interpreting this Agreement, no restrictive meaning shall be accorded to the general terms introduced by the term “other” merely because they are preceded by words indicating a specific type of acts, matters or things, nor shall any restrictive meaning be accorded to the general terms merely because they are followed by specific examples intended to be adopted by the general terms and any reference to the terms” include” or “included” shall be construed without limitation.

e) A reference to any gender will include all genders and singular words will include the plural and vice versa.

f) Any reference to a person shall be construed to include any individual, enterprise, company, corporation, government, state or body of a state or any joint venture, partnership, partnership, works council or representative body of employees (whether or not it has independent legal personality).

g) If any action or obligation is to be taken or performed under any provision of this Agreement and it falls on a day other than a business day, such action or obligation shall be taken or performed on the business day following such date.

h) A person shall include his or her successors, personal representatives, assignees, beneficiaries or permitted substitutes, as applicable.

i) Any reference to one hour will be a reference to the Spanish time.

“Dedicated Installation” means the photovoltaic system referred to in Exhibit E.

“Default interest” shall have the meaning attributed in the Clause 12.3 (Default interest).

“Effective Date” shall mean the date of conclusion of this Agreement.

“Electric power market” shall mean the Spanish electricity market managed by the Independent Market Operator (OMIE).

“Emplacement” means the installation described in exhibit C.

“Expected Consumption” shall mean the Expected Consumption of the Dedicated Installation during the Term of the Contract, as defined in Schedule 8.

“Force Majeure” shall have the meaning ascribed to the term in Clause 13 (Force majeure).

“Group Company” shall mean, in relation to a person, any other person in respect of whom he is a subsidiary.

“Group” shall have the meaning given in Article 42 of the Spanish Commercial Code.

“Guarantee of the Parent Company” NOT APPLICABLE.

“Guarantor of the Purchaser” NOT APPLICABLE.

“Independent Market Operator” OMI-Polo Español, S.A. as operator of the Iberian Electricity Market or OMIE.

“Independent System Operator” shall mean REE (Red Eléctrica de España), which operates the Spanish Electricity System.

“Insolvency” shall include the following cases with respect to the Party concerned:

a) The adoption of a resolution for the liquidation of the Party that is not intended for or is followed by a restructuring or merger.

b) The appointment of a beneficiary, administrator, trustee and manager or a similar officer by any person of all or a fundamental part of the property, assets or enterprises of such Party.

c) The Party is unable to pay its debts for the purposes of the Bankruptcy Law or is deemed or declared to be unable to pay its debts under applicable law.

d) That the Party submits a petition to the relevant court pursuant to Article 5 bis of the Bankruptcy Law or, with respect to the Purchaser’s Guarantor, files a petition with the relevant court declaring the commencement of negotiations to reach an agreement with its creditors in order to reschedule or renegotiate its debt in accordance with the applicable Bankruptcy Law.

e) The enforcement of any guarantee or other agreement having similar effect on a significant part of its assets, unless the other Party permits such enforcement under a direct agreement with the lenders of the Party concerned.

f) Any procedure or measure analogous to the preceding paragraphs that is adopted in any other jurisdiction.

“Kw” means kilowatt.

“Kwh” means as kilowatt hour.

“Legal interest” shall mean the interest rate provided for in the General State Budgets of each year and published by the Bank of Spain.

“Licenses” shall mean all licenses or authorizations necessary for the assembly and operation of the Dedicated Installation in accordance with applicable law, including the relevant authorizations of the relevant distributor.

“Limitation of Liability” shall be 60,000 (SIXTY THOUSAND) euros.

“Minimum Consumption” shall mean the Minimum Consumption that the Purchaser undertakes to make from the Dedicated Installation during the Term of the Contract, defined in Clause 5.1 and Schedule 8.

“Mw” means megawatt.

“MWh” means megawatt hour.

“Real Consumption” shall mean the electricity actually consumed by the Purchaser in any Relevant Period during the Term.

“Relevant Period” shall mean twelve calendar months, beginning on the Date of the Commercial Transaction or any subsequent period of 12 months.

“Rules of operation of the market” means the rules for the functioning of the market in force at any given time as (http://www.omie.es/files/20151223_reglas_mercado_ingles.pdf), published by the Independent Market Operator (OMIE), which include the procedures and conditions of a general nature necessary for the efficient functioning of the daily and intraday markets for the production of electricity and, in particular, for their financial management, as well as for the participation of both the entities that carry out electricity supply activities and the direct consumers of the market.

“Sanctioned person” means any person or entity that is, or is an Affiliate of a person or entity that is, included in any list of persons related to the sanctions imposed by OFAC, the United States Department of State, the United Nations Security Council, the European Union and the United Kingdom.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, dictated or enforced from time to time by: (a) the United States Government, including those issued by the Office of Foreign Assets Control (OFAC) or the United States Department of State; (b) the United Nations Security Council; (c) the European Union or the United Kingdom.

“Spanish Energy Regulator” or “CNMC” means the National Commission of Markets and Competition (CNMC) or the administrative body that can assume its function as national regulator in Spain to enforce the obligations established in Article 35 of Directive 2009/72/EC.

“Subsidiary” of a company shall men a company that:

a)	is controlled, directly or indirectly, by it; or

b)	more than 50% of the voting rights, or a similar right, belongs (legally or effectively), directly or indirectly, to it; or

c)	that it is a subsidiary of another subsidiary of the same;

d)	In the case of the Purchaser, who is part of the WALL BOX CHARGERS, S.L. Group.

e)	In the case of the Seller, which is part of the Iberdrola Group, S.A.

and, for these purposes, a company shall be deemed to be controlled by another if this other company can manage its management and policies by owning shares with voting rights, or acting in concert with other shareholders, by contract or (when used in relation to a Spanish company) in another way, as established in Article 42 of the Spanish Commercial Code.

“Supply Point” shall mean the point at which the Seller will transfer and the Purchaser will acquire the electricity at each of the Site whose CUPS are listed in Schedule 3.

“Surplus” shall be the difference between Actual Generation and Actual Consumption.

“Tax” or “Taxes” shall mean all types of taxes, fees, public prices, etc., and the territorial surcharges that may be established by any state, regional or local regulation or judicial resolution and that may affect the generation or supply of electricity shall be transferred (up or down) to the price.

“Technical Specifications” shall have the meaning given to it in Schedule 3

“Term” means the period beginning on the Date of the commercial transaction and ending on the Date of Termination.

“Termination Date” shall mean the date ten (10) years after the COD, or twenty-five (25) years after the COD if the Purchaser decides to unilaterally extend the agreement for an additional period of fifteen (15) years in accordance with clause 2 of this agreement.

“Working hours” means from 8:00 a.m. to 8:00 p.m. on any working day.

“Works” it will have the meaning that is given in the Exhibit G.

The content of the Schedules forms an integral part of this Agreement and will have the same effect as if they were incorporated into the body of this Agreement, and the expressions “this Agreement” and “the Agreement”, as used in any of the Schedules, shall mean this Agreement and any reference to “this Agreement” shall be deemed to include the Schedules.

2.	PERIOD OF VALIDITY AND ENTRY IN FORCE

(a)	This Agreement shall enter into force on the date of execution and shall remain in force until the Termination Date.

(b)	Seller’s obligation to sell and Purchaser’s obligation to purchase Expected Consumption shall commence on the COD and continue during the Effective Period until the Termination Date.

Upon ten (10) years from COD, the Agreement shall automatically extend up to twenty-five (25) years from COD with the conditions set forth in this Agreement, unless Purchaser reliably notifies Seller of its intention to terminate the Agreement at ten (10) years with at least twelve (12) months’ notice. In that case, the Agreement will be automatically terminated ten (10) years from the COD, without the right to compensation for either party.

Additionally, Purchaser may notify Seller of its intention to acquire the Dedicated Installation at the end of year ten (10) from COD. In order to acquire the Dedicated Installation, a notice shall be send twelve (12) months prior to that date. The parties shall negotiate in good faith the terms of such acquisition on the basis of their market price. In case of not reaching an agreement within a maximum period of sixty (60) days from the notification of the prior notice, the agreement will be automatically terminated ten (10) years from the COD, and the Seller must proceed to the dismantling of the Dedicated Installation, in accordance with the provisions of Clause 19.6.

3.	ASEMBLY OF DEDICATED INSTALLATION

3.1	Assembly of the Dedicated Installation

(a)

The Purchaser authorizes the Seller to carry out the assembly of the Dedicated Installation at the Site in accordance with the Technical Specifications, the Applicable Legislation and the Licenses, and the Seller undertakes to carry out the necessary actions in order to initiate the assembly of the Dedicated Installation at the Site in accordance with the Technical Specifications, the Applicable Law and Licenses. To this end, the Seller undertakes to apply for and obtain the Licenses without delay from the Effective Date of this Agreement. Purchaser shall cooperate with Seller in obtaining such licenses and authorizations.

(b)

Purchaser authorizes Seller to have access to the Site and Dedicated Installation during the Term of this Agreement, and to take any other action that may be necessary or convenient to operate, maintain or, in the event of termination of this Agreement, dismantle the Dedicated Installation, collaborating the Purchaser with the Seller in those actions that it reasonably requires for this purpose.

(c)	Seller undertakes to operate, assume ownership, maintain and keep the Dedicated Installation in accordance with the Licenses, the terms of this Agreement and Applicable Law.

(d)	Seller undertakes to dismantle the Dedicated Installation on site upon expiration of this Agreement for the expiration of the term, or as agreed in Clause 19.6.

For the avoidance of doubt, it is hereby declared that the property of the Dedicated Installation shall belong to the Seller for the entire Term of this Agreement.

3.2	Confirmation that construction can begin

The Seller agrees to obtain all Licenses necessary to commence assembly of the Dedicated Installation and to notify Purchaser that such licenses have been obtained within ten (10) months of the Effective Date.

In the event that Seller has not confirmed that all necessary Licenses have been obtained to initiate assembly of the Dedicated Installation within the aforementioned time period, the Parties shall be entitled to terminate this Agreement by sending a notice of termination to the other Party. Neither Party shall pay any compensation for the termination of this Agreement in accordance with this Clause 3.2. Notwithstanding the foregoing, the parties shall negotiate in good faith the extension of the previous period, in case it is still possible to obtain such Licenses, as well as postpone the rest of the terms of the agreement for a period of 30 days. If no agreement is reached, either Party may terminate the Agreement without either Party being required to pay any compensation for such termination.

3.3	Assessment of surface suitability

The Seller shall verify that the surface characteristics are suitable for the purpose of the Dedicated Installation and compatible with it.

The Purchaser undertakes to provide the Seller with adequate access to the Site and to cooperate with the Seller to ensure that the work related to the aforementioned checks is not unjustifiably hindered or increased. In the event that Seller concludes that the Site is not suitable for the assembly, placement or operation of the Dedicated Installation, either Party shall be entitled to terminate this Agreement by sending a notice of termination to the other Party. Upon termination of this Agreement under this Clause 3.3, neither Party shall be entitled to compensation.

4.	RIGHT OF USE AND ACCESS TO THE SITE

4.1	Right of use

For the purposes of the assembly and operation of the Dedicated Installation and the sale of the Actual Generation, Purchaser shall grant Seller a right to use the Site land from the Effective Date and during the Term of this Agreement (the “Right of use”).

The Seller shall not be entitled to use the surfaces subject to the Right of Use for any other activity not provided for in this Agreement.

The Seller shall be entitled to make any changes to the surface subject to the Right of Use by legal requirements and to the extent that the security of the Site is not adversely affected, and prior communication to the Purchaser.

The maintenance and conservation of the surface subject to the Right of Use corresponds to the Purchaser, and the Seller shall be solely responsible for the maintenance and conservation of the Dedicated Installation.

4.2	Access to the Site

During the Term of this Contract, the Purchaser undertakes to provide the Seller with adequate access to the Site, as necessary for the execution of the Works in the time and manner due, including the storage of the materials and equipment necessary for the Works.

The Seller acknowledges that the Purchaser, by itself or through its employees, subcontractors or agents, shall work and carry out its own commercial activities in and around the Site, and accepts that all its employees who participate in the realization of the Works that access the Site must be duly identified, complying with labor regulations, and will make every effort to organize the Works in such a manner and reduce the number of workers involved to minimize any impact on Purchaser’s activities at the Site.

4.3	Site Changes

If at any time during the Term Purchaser needs to perform any work on the Site that may have an impact, whether temporary or definitive, on the production of the Dedicated Installation (a “Change”), shall notify the Seller so that both jointly decide on the best way to implement such Change in order to minimize any negative impact, as well as possible compensation to the Seller for the temporary or permanent loss in the production capacity of the Dedicated Installation, which at least will be the difference between the Price for Actual Consumption and that corresponding to the Price for Minimum Consumption.

The Purchaser expressly acknowledges that it shall hold seller harmless from any loss, cost, damage, liability and any other expenses, including but not limited to additional costs incurred by Seller for the execution of the Works, caused by or in connection with any Change. In any event, Clause 9.1(c)(ii) shall apply.

5.	SALE AND PURCHASE

5.1

In accordance with and subject to the terms and conditions of this Agreement, during the Term, the Seller shall sell and deliver the Contracted Volume, and the Purchaser, in turn, shall purchase and accept the Contracted Volume and pay the Price. In no case shall the Purchaser resell the energy supplied by the Seller.

The Purchaser shall purchase and accept, as a minimum, the Minimum Consumption set out in Schedule 8 for the Dedicated Installation. Thus, in the event of registering an Actual Consumption lower than the Minimum Consumption, the Seller will proceed to invoice the Purchaser for the consumption defect as indicated in Clause 12.1.

For the avoidance of doubt, the Parties expressly agree that: i) the Seller shall be entitled to sell the Surplus to third parties and ii) the Purchaser shall only purchase electricity from third parties to the extent that the Actual Consumption cannot be satisfied with the Actual Generation.

6.	AGREEEMENT PRICE

During the Term, Purchaser shall purchase and Seller shall sell the Contracted Volume at the price set forth in Schedule 6 (the “Agreement Price”).

In the event that the Actual Generation exceeds the Actual Consumption, the Seller may sell the Surplus to the market or to third parties.

7.	CHANGE OF LAW

In the event of a Change of Law that gives rise to:

(i) a variation of the costs incurred by the Seller in connection with the generation or supply of energy in order to fulfil its obligations under this Agreement provided that these costs arise from a new regulation or administrative decision;

(ii) any variation in the Taxes applied to the generation and/or supply of energy and that must be borne by the Seller to fulfill its obligations under this Agreement;

the Agreement Price will be adjusted upwards or downwards with effect from the date on which the Change of Law takes effect, to reflect the variation in (i) or (ii).

No other change of law shall imply any upward or downward adjustment in the Agreement Price.

The Price adjustment referred to in this Clause shall be applied automatically to the Agreement Price, without the need to take additional actions, without prejudice to the information obligation agreed in Clause 9.1 c (iii).

“Variation” for the purposes of this clause means the creation, modification, replacement, elimination, repeal, declaration of nullity, annulment or total or partial suspension, whether they are the result of a state, regional or local regulation or an administrative or judicial judgment or resolution.

8.	EXPECTED CONSUMPTION

8.1	Expected Consumption

The Seller shall supply energy to the Purchaser under this Agreement on the basis of the Expected Consumption, for which the Seller shall provide the Site with a Dedicated Installation with sufficient power to do so.

8.2	Measure

The measure will be carried out in accordance with the Applicable Legislation.

9.	GENERAL UNDERTAKINGS OF THE PARTIES

9.1	Seller’s Undertakings

(a)	Undertakings related to the Dedicated Installation to date of the COD:

(i)

Seller shall make every effort to have the Dedicated Installation commenced its operation before or on the COD Estimated Date. In any case, the Seller shall not be liable for delays not attributable to the Seller, in particular those relating to the obtaining of licenses. If they occur, these delays in obtaining licenses shall be added to the COD Estimated Date.

(ii)	The Seller shall comply with all necessary Spanish regulations relating to fire prevention.

(iii)

Seller shall comply with all applicable laws and regulations, including, but not limited to, safety regulations, regulations relating to emissions, surface and effluent discharges, labor laws, including laws relating to the employment, health, safety, welfare, immigration and emigration of Contractor personnel.

(iv)	In addition, when designing the Dedicated Installation, seller shall take into account fires, possible damage to photovoltaic panels and electrical hazards, as described in Schedule 9.1.

(b)	Undertakings related to the sale of electrical energy under this Agreement:

During the Term, Seller agrees to:

(i)

comply with all obligations arising from the Rules of Market Operation and Operating Procedures, as well as the requirements of any Applicable Legislation, authorization and license in all material respects, and

(ii)	sell and deliver, or cause to be delivered, the Contracted Volume at the Supply Point in accordance with the terms of this Agreement.

(c)	Undertakings related to the Dedicated Installation during the Term:

During the Term, seller agrees to:

(i)	Assuming ownership. The Dedicated Installation shall belong to the Seller.

(ii)

Construction and operation of the Dedicated Installation. Seller shall be responsible to Purchaser for the design, financing, construction, operation and maintenance of the Dedicated Installation in accordance with Applicable Legislation and Best Practices. The maintenance of the Dedicated Installation shall be done as specified in Schedule 9.1.Bis.

(iii)	Notification obligations. The Seller shall:

(A)	Report any adjustment to the Agreement Price in connection with the occurrence of a Change of Law, without delay and in no event later than fifteen (15) days after such Change of Law is published.

(B)	Inform, at the request of the Purchaser, about the measurement data of the renewable energy produced by the Dedicated Installation at the injection points.

(C)	Grant the Purchaser permanent access to the monitoring system of the Dedicated Installation.

9.2	Purchaser’s Undertakings

During the Term, the Purchaser undertakes to:

(a)	Pay in time and form the Agreement Price, in accordance with the provisions in Clause 12 (Payment Terms).

(b)	Comply with the requirements of any Applicable Legislation, authorization and license in all important respects.

(c)	Not to resell the energy supplied by the Seller in any case.

(d)	Collaborate with Seller in good faith in obtaining such permits and authorizations as may be necessary for Seller to build, maintain, and operate the installation.

(e)

To guarantee the Seller free access to the Dedicated Installation in accordance with the Right of Use agreed in Clause 4 in order to enable it to properly complete the installation, maintenance and operation of the Dedicated Installation.

9.3	Undertakings from both sides

Anti-corruption: Both parties manifest and warrant that:

1. They know, accept and undertake to respect the ethical principles and social responsibility of each one. In particular, the Purchaser declares and guarantees that he knows, accepts and undertakes to respect the ethical and social responsibility principles of the Seller that make up the Corporate Governance System of the Iberdrola Group and, in particular, undertakes to comply with the Code of Ethics and the Anti-Corruption and Fraud Policy published on Iberdrola’s corporate website (www.iberdrola.com), which you declare to have read, and which are considered an integral part of this Agreement. The Seller declares and guarantees that it knows, accepts and undertakes to respect the ethical principles and social responsibility of the Purchaser that make up the Corporate Governance System of the Lactalis Group and, in particular, undertakes to comply with the Purchaser’s Code of Ethics and the Policy against corruption and fraud published on the Lactalis corporate website, that you declare to have read, and that they are considered an integral part of this Agreement.

2. Have complied with and will comply with the applicable legislation on fraud and corruption of any jurisdiction, such as: i) Organic Law 10/1995, of 23 November, of the Spanish Criminal Code, ii) Spanish Law 10/2010, of 28 April, on the prevention of money laundering and the financing of terrorism and Royal Decree 304/2014, of 5 May, (iii) the United Kingdom Bribery Act of 2010 (UKBA), (iv) the United States Foreign Corrupt Practices Act (FCPA) and (v) all applicable laws enacted to implement the Organization for Economic Co-operation and Development’s (OECD) Convention on Combating Bribery of Foreign Public Servants in International Business Transactions.

3. Have not promised, offered, delivered or paid, and will not promise, offer, deliver or pay, directly or indirectly, any bribe, payment, gift, benefit or undue advantage or unjustified to facilitate transactions of any kind and will not make improper payments of any kind to any third party (including employees) in connection with this Agreement.

4. Have not promised, offered, delivered or paid, and shall not promise, offer, deliver or pay, directly or indirectly, any item of value for the purpose of (i) influencing any act or decision of a third party (including employees), (ii) ensuring undue advantages for the other Party or any of the Parties’ Group Companies, or to (iii) persuade a third party (including employees) to exert influence over the act or decision of an official, authority, administration or public entity.

5. Have not attempted or will attempt to obtain any confidential information in connection with this Agreement that has not been or is disclosed by the other Party.

6. They have not promised, offered or delivered, and will not promise, offer or deliver gifts or valuables, of any nature, to persons or entities that are public officials or authorities in the formalization of this Agreement or in connection with it. (i) Only gifts or objects which are reasonable, justified, have a symbolic value and a legitimate commercial purpose may be offered or given as gifts, in such a way that in no case affect or condition the actions or decisions of third parties and such gifts may not be cash or objects easily convertible into cash, and shall conform to generally accepted usages and customs; ii) meal expenses may only be incurred as a result of or in connection with the exectuion of this Agreement, with persons other than public officials or authorities, in accordance with all applicable anti-corruption laws and the aforementioned principles relating to the integrity and ethics of both Parties and provided that they serve a legitimate business purpose. Any travel, transportation or accommodation expenses that are not specific to each Party shall require prior written authorization from the other Party.

7. They are not aware of or are aware of any official or public authority that benefits directly or indirectly from this Agreement.

8. None of the Parties or any of its Affiliates or, to the best of its knowledge, any of its employees, directors, officers or any person acting on its behalf (the “Related people”) are currently or can reasonably be expected to be subject to Sanctions in the future (as defined in Clause 1). In the event that either Party or any of its related Persons are subject to any Sanction, each Party shall immediately inform the other Party thereof, without prejudice to the latter’s right to unilaterally terminate this Agreement without incurring any liability or penalty.

9. Neither the Party itself nor any Related Person has its registered office in, nor is it a resident of, any country or territory that has the status of a tax haven or that has received sanctions from the aforementioned entities that prohibit commercial relations with such countries.

Any breach of the obligations set forth in the preceding paragraphs by either Party shall be deemed a material breach for the purposes of the provisions of this Agreement. In such a case: (i) each Party shall hold harmless and indemnify the non-breaching Party and any other affected Group company in respect of all damages, losses, liabilities, costs, penalties and any other amounts of any kind, including reasonable attorneys’ fees, arising out of or in connection with such breach and (ii) the Party not incurring such breach shall have the right to immediately terminate this Agreement without liability or penalty.

Neither Party shall engage, employ, use (formally or informally) any subcontractor, consultant or other third party to provide the services contained in this Agreement without the prior written consent of the other Party and without a written agreement requiring such third parties to comply with the provisions of the preceding paragraphs.

In the event of any discrepancy between the provisions of the Parties’ Code of Ethics and the preceding paragraphs, the provisions of this clause shall prevail.

10.	REPRESENTATIONS AND WARRANTIES

10.1	Representations and Warranties of both Parties

Both Seller and Purchaser represent and warrant that, on the Effective Date:

(a)

They are companies (sociedades de capital) duly organized and legally constituted in accordance with Spanish law and that have all the legal faculties necessary to formalize this Agreement and to carry out the terms, conditions and provisions thereof.

(b)

This Agreement constitutes valid, legal and binding obligations for both Seller and Purchaser, enforceable in accordance with the terms of this Agreement, except to the extent that enforceability may be limited by applicable laws affecting the rights of creditors in general.

(c)

There are no pending actions, judgments or proceedings or, to the best of the knowledge of both Seller and Purchaser, risk of them occurring, against or affecting Seller before any court or administrative body or arbitration tribunal that could materially adversely affect the ability of both Seller and Purchaser to perform and perform their obligations under this Agreement.

(d)

The execution by both Seller and Purchaser of this Agreement has been duly authorized by all necessary corporate actions, and shall not contravene any Applicable Law or any provision of, or constitute a breach of no other agreement or instrument to which they are a party or by which they and their property may be bound.

(e)

All the necessary measures to authorize the formalization by both the Seller and the Purchaser of this Agreement and the transactions contemplated therein have been carried out and are in full force and effect.

(f)	To the best of their knowledge, the information provided by both the Seller and the Purchaser is true and accurate.

(g)	They comply with the requirements of all applicable legislations, authorizations and licenses in all important respects.

(h)	They are not aware of any facts, events or circumstances that may have a material adverse effect on their ability to perform their obligations under this Agreement.

(i)	Its managers, directors and employees are subject to policies and procedures aimed at preventing bribery and corruption.

10.2	Purchaser’s Representations and Warranties

The Purchaser represents and warrant that, on the Effective Date:

(a)	The Purchaser shall have no right to obtain substantial economic benefits from the use of the Dedicated Installation, nor the right to decide on the use or operation thereof.

(b)

This Agreement does not constitute a lease of any kind, nor does it convey Purchaser’s right to control the use of the Dedicated Installation in exchange for consideration. For these purposes, Purchaser acknowledges and agrees that it does not own, control or operate in any way the Dedicated Installation.

11.	QUALITY SUPPLY

The power supply and construction of the Dedicated Installation under this Agreement shall be carried out in accordance with the quality standards described in Schedule 11.

In addition, the Purchaser’s electrical installations shall comply with Spanish electrical standards and regulations and, in particular, the Low Voltage Electrotechnical Regulation as described in Schedule 11 (the “Electrical Protection Regulations”). In the event that the Purchaser does not comply with the applicable electrical regulations, the Seller will not assume any responsibility.

12.	CONDITIONS OF PAYMENT

12.1	Recurring invoicing

Seller shall bill Purchaser monthly for electricity (expressed in kWh) supplied in accordance with this Agreement during the preceding month. The amount thus invoiced shall be calculated in accordance with Clause 6 (Agreement Price).

Annually, the Seller shall invoice the Purchaser, if any, for the Minimum Consumption adjustment referred to in Clause 5.1., during the first month of each Year as defined in Schedule 8.

12.2	Payment of amounts due

(a)	The amounts invoiced by the Seller under this Agreement shall be due and payable by the Purchaser within 30 calendar days of the issuance of the corresponding invoice (the “Expiration date”).

(b)	In order for a payment to be considered to have been made on time, it must be received before the Expiration Date, in the bank account that the Seller has notified the Purchaser.

(c)

The payments received shall be used, firstly, to satisfy default interest and, secondly, the applicable tolls and charges, as well as the taxes applicable to the supply of energy. Finally, payments shall be used to pay for the electricity supplied.

12.3	Default Interest

If payment is not made before the Expiration Date, the Party responsible for making the payment shall accrue interest as of that date. This interest shall be accrued daily at a rate equal to the legal interest (the “Default Interest”) from (but excluding) the Expiration Date to (but excluding) the date on which the relevant Party receives the amount due.

13.	CAUSES OF FORCE MAJEURE

(a)

Neither Party shall be liable for any delay or failure to perform its obligations under this Agreement, to the extent that such delay or failure arises from a Force Majeure event. For the purposes of this Agreement, “Force Majeure” shall mean the provisions of article 1105 of the Spanish Civil Code, as interpreted by the Spanish Courts at all times.

(b)

The Party affected by a case of Force Majeure shall notify the other Party as soon as possible, together with the details of that event, its expected duration and the obligations of the Reporting Party affected by it.

(c)

As long as the Force Majeure event continues, the Party that is affected by Force Majeure shall be exempt from the performance of its obligations under this Agreement to the extent that such obligations are affected by the case of Force Majeure, except those payment obligations that expire in accordance with this Agreement, from whose fulfillment will not be exempt (including without limitation, the payment of energy delivered) except when force majeure affects the execution of the payment in which case the payment expiration date will be postponed.

(d)

The affected Party shall make its best efforts to eliminate or reduce the effects of the Force Majeure event, provide the other Party with reasonable updates, when and if available, of the expected scope and duration of its inability to comply, and resume full compliance with its obligations as soon as possible.

(e)

If a Force Majeure event lasts more than twelve (12) consecutive months, affecting all or a substantial part of the Agreement, either Party shall be entitled to terminate this Agreement by giving written notice to the other Party twenty (20) Business Days prior to such termination (and provided that the Force Majeure event continues during this period).

(f)	Neither Party shall pay Compensation for Resolution, or any other compensation, when this Agreement is terminated pursuant to this Clause 13(e) (Force Majeure).

14.	TRANSMISSION AND ASSIGNMENT

14.1	Transmission and Assignment of the Agreement

(a)

Neither Party shall assign or transfer any of its benefits, rights, interests or obligations under the Agreement or grant, declare, create or dispose of any right or interest under the Agreement, without the prior written consent of the other Party, and such consent shall not be unreasonably denied or delayed, provided that (1) a Party may assign this Agreement to an Affiliate if such Affiliate has the experience and financial, legal, and technical capacity necessary to perform this Agreement as reasonably determined and approved by the other Party, and (2) Purchaser may assign this Agreement to a third party who becomes the owner or lessee of the Site, if such third party has the financial, legal and technical capacity necessary to perform this Agreement and is not a competitor of Seller as reasonably determined and approved by Seller.

(b)

For the avoidance of doubt, the Parties acknowledge that consent may reasonably be refused, inter alia, where the assignee does not have the same or similar solvency, creditworthiness or reputation as the Seller.

15.	INDEMNIFICATION

(a)

The Seller shall hold harmless for any liability and indemnify the Purchaser against all direct damages caused to the Purchaser or its property, real or personal, arising out of or in the course of or by reason of the Works of the Dedicated Installation, and up to a maximum amount of FIVE MILLION (5,000,000) EUROS, but only to the extent that they have been caused by acts or omissions of the Seller, of one of its Affiliates, of any contractor or subcontractor, or of any person who is directly or indirectly employed by any of them, or of any person for whose acts that person may be liable, and provided that in each case Seller’s liability is proportionately reduced to the extent that the damage or loss is attributable to any gross negligence, intentional act or breach of this Agreement by the Purchaser’s Parties entitled to indemnification (as defined below).

(b)

Seller shall hold harmless for any liability and indemnify Purchaser, its Affiliates and each of their respective employees, shareholders, managers and directors (the “Purchaser’s Parties entitled to indemnification”) against any costs, expenses (including lawyers’ fees and court costs), liabilities, damages, claims, lawsuits or proceedings of any kind, regardless of the causes thereof with respect to:

(i)	physical damage, illness or death of any person arising out of or in the course of or by reason of the Works of the Dedicated Installation, and

(ii)	damage to the property of any third party, real or personal, arising out of or in the course of or by reason of the Works of the Dedicated Installation,

but only to the extent that they have been caused by acts or omissions of Seller, one of its Affiliates, any contractor or subcontractor, or any person who is directly or indirectly employed by any of them, or any person for whose acts that person may be liable, and provided that in each case Seller’s liability is proportionately reduced to the extent that the physical damage, illness, death or loss is attributable to any gross negligence, intentional act or breach of this Agreement by the Purchaser’s Parties entitled to compensation.

(c)

Purchaser shall hold harmless for any liability and indemnify Seller, its Affiliates and each of their respective employees, shareholders, managers and directors (the “Seller’s Parties entitled to indemnification”) against any costs, expenses (including lawyers’ fees and court costs), liabilities, damages, claims, lawsuits or proceedings of any kind, regardless of the causes thereof with respect to:

(i)	physical damages, illnesses or deaths of any persons arising from acts or omissions of Purchaser and Purchaser’s Parties entitled to compensation, and

(ii)	damage to any of your property, real or personal (including the Dedicated Installation), arising out of acts or omissions of the Purchaser and the Purchaser’s Parties entitled to compensation,

but only to the extent that they have been caused by acts or omissions of Purchaser, one of its Affiliates, any contractor or subcontractor, or any person who is directly or indirectly employed by any of them, or any person for whose acts that person may be liable, and provided that in each case Purchaser’s liability is proportionately reduced to the extent that the physical damage, illness, death or loss is attributable to any gross negligence, intentional act or breach of this Agreement by the Seller Parties entitled to indemnification.

(d)	The Seller shall be liable for physical damage and loss intentionally caused in accordance with the legal provisions and applicable legislation.

(e)	The indemnities set forth in this clause 15 shall survive termination or expiration of this Agreement.

16.	INSURANCES

16.1	Purchaser’s Insurance

(a)	During the Term, the Purchaser will subscribe and maintain in force at its expense the insurance necessary to cover the liabilities derived from its operations.

(b)

All subrogation rights of insurers against Seller and its subcontractors for damages or claims arising out of the conclusion of this Agreement under such policies shall be waived unless such damages are caused by a vitiated act (including, but not limited to, any fraudulent act, material misrepresentation, substantial concealment or breach of any warranty or condition of the policy that allows an insurer to avoid liability for the policy or claim damages from any insured) or gross negligence or willful misconduct of Seller or one of its subcontractors.

16.2	Seller’s Insurance

(a)

During the Works of the Dedicated Installation and during the entire term of the Agreement, the Seller shall subscribe to and maintain in force at its own expense, or cause to be subscribed and maintained in force, a comprehensive insurance/insurances of the Contractor covering civil liability, up to a limit of 3 (three) million euros adequate against any damage or loss caused by the Seller, its subcontractors, employees or any other person whose services the Seller uses for the execution of the Works.

(b)

All insurance policies that Seller is required to subscribe and maintain or have subscribed and maintained shall include a waiver of insurers’ subrogation rights against Purchaser and their respective managers, directors and employees.

16.3	Certificates of insurance

Before starting the assembly of the Dedicated Installation and each January after the COD, the Seller and the Purchaser shall provide the other Party with proof, through the corresponding certificate, that the insurance required by Clause 16 has been subscribed.

16.4	No limitation of insurance liabilities

Nothing in this Clause 16 shall limit the obligations or liabilities of the Parties under this Agreement or otherwise. Any unsecured liabilities (including those that reach a limit, are excluded, are deductible or exceed coverage) shall be borne by Purchaser and Seller in accordance with their responsibilities under this Agreement.

17.	GUARANTEE OF THE PARENT COMPANY OF THE PURCHASER

NOT APPLICABLE.

18.	CONFINDENTIALITY

18.1	General obligations

The Parties undertake not to disclose Confidential Information to any third party, except in the cases provided for in this Clause.

The obligation not to disclose Confidential Information set forth in this Clause shall remain in effect even after the Termination Date of the Agreement, for a period of three (3) years from such Termination Date.

18.2	Exceptions

Without prejudice to the foregoing, a Party may disclose Confidential Information, on the basis of the strict need to know it (in particular with respect to the conditions relating to the prices of the Agreement), to the following persons, provided that Party requires that they treat such Confidential Information as confidential and provided that such Party is responsible for any unauthorized disclosure or use by such persons:

(a)	To employees of such Party and to employees of companies in which the Party is a majority shareholder and its owner company or to any employee of its Affiliates.

(b)	To the owner(s) of such Party or to any of their respective Affiliates.

(c)	To the professional advisers, insurers and auditors of that Party.

(d)	To the Independent Market Operator and the Independent System Operator, which is necessary for the fulfillment of the Party’s obligations under the Agreement.

(e)	To any bank or other financial institution and its professional advisers or rating agencies to the extent necessary in connection with the financing or refinancing of a Party’s business activities.

(f)	To any supplier or contractor who possesses a right or obligation in relation to seller under or in connection with the Dedicated Installation.

(g)

To any person, and their professional advisors, to (or through) whom a Party transfers (or may transfer), directly or indirectly, (A) all or any of its rights or obligations under this Agreement or (B) all or part of the shares or votes with respect to Seller.

The confidentiality obligations under the foregoing shall further apply subject to such limitations as may exist under laws, decisions of public authorities or courts, or securities or energy exchange rules and such disclosure or use as may be required for the purposes of any legal proceedings arising out of this Agreement, provided that prior to any disclosure or use, the Party that is to disclose the information notifies without delay, to the extent legally possible, the other Party of such a requirement in order to provide that Party with an opportunity to challenge such disclosure or use or to otherwise agree on the timing and content of such disclosure or use.

19.	BREACH, RESOLUTION AND SUSPENSION

19.1	Breach by the Seller

The occurrence of one or more of the following events shall constitute a case of Breach by the Seller (each, a “Seller’s Breach”):

(a)	Seller breaches its essential obligations under this Agreement and such breach is not remedied within one (1) month to from the Purchaser’s written notice.

(b)	The COD is not reached on or before the COD Deadline for reasons attributable to the Seller.

(c)

Seller assigns this Agreement or any of its rights or obligations hereunder, except as permitted by Clause 14 of this Agreement and such breach is not remedied within one (1) month of Purchaser’s written notice.

(d)	The Seller is subject to an Insolvency Event or breaches Clause 9.3.

19.2	Consequences of a Breach by the Seller

In the event that the Seller incurs a breach, the Purchaser, after sending a notification within a period of not less than five (5) business days (the “Notice of Resolution”) seller may terminate this Agreement without incurring any liability to Seller, and such termination shall be effective on the date specified in the Notice of Resolution (the “Breach Resolution Date”).

Without prejudice to the compensation payable described below, on the Breach Resolution Date the Parties shall immediately pay all amounts accrued and due under this Agreement prior to the Breach Resolution Date, plus Default Interest, if applicable.

In addition to the payment of any other amounts owed by Seller as provided above, Seller shall pay Purchaser Compensation for Resolution. If the Compensation for Resolution is not paid in full within 30 calendar days of the Notice of Resolution, the Notice of Resolution will accrue Default Interest from (but excluding) the due date of that period until (but excluding) the date on which the amount due is actually paid.

19.3	Breach by the Purchaser

The occurrence of one or more of the following cases shall constitute a case of breach by the Purchaser (each, a “Purchaser’s Breach”):

(a)

Purchaser fails to pay, in whole or in part, any amount due pursuant to the terms of this Agreement and such breach is not remedied within one (1) month of Seller’s written notice by Purchaser or Purchaser’s Guarantor.

(b)	Purchaser breaches its essential obligations under this Agreement and such breach is not remedied within one (1) month of Seller’s written notice.

(c)	Any of the Representations and Warranties made and given by Purchaser under Clause 10 are materially incorrect.

(d)

Purchaser assigns or transmits this Agreement or any of its rights or obligations hereunder, except as permitted in Clause 14 of this Agreement and such breach is not remedied within one (1) month of Seller’s written notice.

(e)	The Purchaser is subject to an Insolvency Event or breaches clause 9.3.

(f)	The non-maintenance in full force during the entire term of the Agreement of the Guarantee of the Parent Company, when applicable, according to clause 17.

19.4	Consequences of a Breach by the Purchaser

In the event that the Purchaser incurs a breach, the Seller, after sending a notification within a period of not less than five (5) business days (the “Notice of Resolution”) to the Purchaser, it may terminate this Agreement without incurring any liability to the Purchaser, and such termination shall be effective on the date specified in the Notice of Termination (the “Breach Resolution Date “).

Without prejudice to the compensation payable described below, on the Breach Resolution Date the Parties shall immediately pay all amounts accrued and due under this Agreement prior to the Breach Resolution Date, plus Default Interest, if applicable.

In addition to the payment of any other amounts due between the Parties as provided above, Purchaser shall pay Seller Compensation for Resolution. Purchaser shall pay the Compensation for Resolution within 30 calendar days of the Notice of Resolution.

If Purchaser fails to pay the Compensation for Resolution to Seller in full within 30 calendar days from the Termination Date, the Termination Date will accrue Default Interest from (but excluding) the due date of such period until (but excluding) the date on which the amount due is actually paid.

19.5	Suspension

If a Breach of the payment obligations of either Party occurs, the Party that does not incur a breach shall be entitled to suspend its obligations under this Agreement.

19.6	Dismantling of the Dedicated Installation

Within 6 months of the Termination Date, Seller will dismantle the Dedicated Installation. The dismantling will include the removal of the Dedicated Installation, but in no case shall the Seller be obliged to restore the surface to the conditions prior to the construction of the Dedicated Installation. Seller shall dismantle the Dedicated Installation at its own expense.

19.7	Resolution for unilateral convenience of the Agreement

The Parties may terminate this Agreement unilaterally at any time, provided that one Party notifies the other in writing of its willingness to terminate it in advance + at least three (3) months in advance of the date on which it is considered unilaterally terminated (the “Unilateral Resolution Date”).

Without prejudice to the Compensation for Resolution described in Schedule 19, on the Unilateral Resolution Date the Purchaser shall immediately pay all sums accrued and due between them under this Agreement prior to the Unilateral Resolution Date, plus Default Interest, if applicable.

In addition to the payment of any other amounts due between the Parties as provided above, the Party terminating the Agreement shall pay the other Party the Compensation for Resolution. The Party terminating the Agreement shall pay the Compensation for Resolution within 30 calendar days from the Unilateral Resolution Date.

The Parties expressly agree that, again in this case, Compensation for Resolution is a reasonable calculation of the damages that a Party may suffer as a result of the unilateral and early termination of this Agreement by the other Party, and that it will be the sole and exclusive compensation under this Agreement at the time of termination of this Agreement.

If the Party terminating the Agreement fails to pay the Compensation for Resolution to the other Party in full within 30 calendar days of the Termination Date, such Compensation for Resolution shall accrue Default Interest from (but excluding) the due date of such period until (but excluding) the date on which the amount due is actually paid.

19.8	Surviving obligations

Resolution or expiration of this Agreement (a) shall not relieve either Party of its obligations with respect to the confidentiality of the other Party’s information, as set forth in Clause 18; b) shall not relieve either Party of any obligation under this Agreement that, expressly or implicitly, persists after termination thereof, and (c) except as otherwise provided in any provision of this Agreement that expressly limits the liability of either Party, shall not relieve Seller or Purchaser of any obligation or liability for damages to the other Party arising out of or caused by acts or omissions of such Party prior to or arising out of the entry into force of such resolution. This Clause 19.8 shall survive resolution or expiration of this Agreement.

20.	LIMITATION OF LIABILITY

(a)

The Purchaser shall be relieved of all liability with respect to any obligation related to or arising from the design, financing, construction or operation and maintenance of the Dedicated Installation. In no event shall Purchaser be liable for any damages, claims, demands, suits, claims, claims, costs, expenses or liabilities in excess of the Limit of Liability, whether such liability arises from a breach of contract, a crime, a product liability, a contribution, a strict liability or any other legal theory; bearing in mind that the above limitation of liability does not apply to (i) liabilities arising from gross negligence, fraud, intentional misconduct, environmental damage, or unlawful acts; (ii) any compensation under Clause 15 (c); iii) any damage payable to a third party who is entitled to be indemnified, nor iv) any breach to which the Purchaser’s Compensation for Resolution applies.

(b)

Except as expressly provided in this Agreement, neither Party shall be liable to the other Party for any loss of profits (“Lucro cesante”), incidental or indirect damage in connection with the performance of the respective obligations under this Agreement, except in the case of gross negligence or willful misconduct on the part of such Party, or of any person engaged by such Party to perform any of that Party’s obligations under this Agreement.

(c)

In no event Seller shall be liable for any damages, claims, demands, suits, claims, claims, costs, expenses or liabilities in excess of the Limit of Liability, whether such liability arises from a breach of contract, a crime, a product liability, a contribution, a strict liability or any other legal theory; bearing in mind that the above limitation of liability does not apply to (i) liabilities arising from gross negligence, fraud, intentional misconduct, environmental damage, or unlawful acts; (ii) no compensation under Clause 15 (a); iii) any damages payable to a third party who is entitled to compensation, nor iv) any breach to which seller’s Compensation fro Resolution applies.

(d)

Each Party agrees that it has a duty to mitigate damages, and that it shall do everything commercially possible to minimize the damage it may suffer as a result of the other Party’s compliance or breach. In particular, the Parties undertake to make every effort to cooperate with the other Party in the event that any claim is made or any judicial or administrative proceedings are initiated in relation to the supply of energy under this Agreement by third parties or by any competent authority.

21.	NOTIFICACIONES

21.1	Notification form and addresses

(a)

Any notice or other communication to be made in writing by a Party under this Agreement shall be deemed valid and effective if notified personally to the other Party or sent by registered mail, burofax or e-mail to the addresses indicated below.

(b)

Both parties recognize the appointment of Patricia Olazarri Casas as “Account Director” to deal with the Purchaser in connection with this Agreement. The Purchaser must be informed immediately in the event of the replacement of the account manager.

(c)	Notifications to the Seller:

Patricia Olazarri Casas

Paseo de la Zona Franca 111 - Planta 21, Módulo C, 08038 Barcelona

Tel. 932240851 / 669352694

polazarri@iberdrola.es

Notifications sent to the e-mail should automatically generate an acknowledgement of receipt indicating the date, time and number of the request, in order to record the time and date on which the request was received.

(d)	Notifications to the purchaser: Ciscu

Andrew

Carrer del Foc, 68, 08038 Barcelona

Tel. 655 586 655

ciscu.andreul@wallbox.com

Dario Prieto

Carrer del Foc, 68, 08038 Barcelona

Tel. 637 281 029 / 676 042 378

dario.prieto@wallbox.com

Pablo Miller

Carrer del Foc, 68, 08038 Barcelona

Tel. 674 638 208

pablo.moleiro@wallbox.com

21.2	Delivery confirmation

(a)	A notification shall be deemed to have been delivered:

(i)	in the case of personal delivery: at the time of delivery.

(ii)	in the case of registered mail or burofax: two working days after the date of dispatch.

(iii)	in the case of email: when there is confirmation of delivery and reading or express response.

(iv)	if that day is a Business Day, or otherwise, the Business Day immediately following.

(b)	Changes of address shall be notified to the other Party, as provided for in this provision, at least ten (10) calendar days in advance.

22.	PARTIAL INVALIDITY

If any provision of this Agreement or the application of such provision is declared or held to be void, invalid, unlawful or unenforceable in whole or in part for any reason, the remaining provisions of this Agreement shall remain in full force and effect. The Parties shall endeavor to modify such null, invalid or unenforceable provisions and, therefore, this Agreement, in order to comply, to the extent possible, with the will of this Agreement and to achieve the purpose intended by the Parties and the balance between the benefits, liabilities, risks and compensations under the Agreement initially entered into by the Parties.

23.	AMENDMENTS AND SUPPLEMENTS

For amendments and supplements to this Agreement to be considered valid, they must be made in writing and signed by both Parties.

24.	DISPUTE RESOLUTION AND LEGISLATION APPLICABLE

(a)	This Agreement and the non-contractual obligations arising from or related to it shall be governed by Spanish law.

(b)

The Parties shall expressly and irrevocably submit to the jurisdiction of the Courts and Tribunals of the city of Madrid for the resolution of any conflict that may arise in relation to this Agreement.

25.	PROTECTION OF DATA

For the purposes of this Agreement, by the expression “personal data” (hereinafter referred to as “Personal Data”) means any information or data stored, processed or transmitted by either Party that refers to a specific identified or identifiable living person or any other meaning or definition under applicable data protection law.

The Personal Data of the representatives of the Parties and those of the designated contact persons who may participate in this Agreement will be processed, respectively, by each of the Parties, who will act independently as data controllers. Such data will be processed in order to comply with the rights and obligations arising from the Agreement. The legal basis for such processing is the execution of this Agreement and compliance with the legal obligations of the Parties.

The Personal Data will be stored while the contractual relationship established herein is in force and, subsequently, said data will be duly blocked, until the expiration of the limitation period of the available legal measures. Personal Data will only be processed by the Parties and by those third parties to whom the law or contracts require to disclose such Personal Data (such is the case of third parties that are service providers to whom any service related to the management or fulfillment of the Agreement has been entrusted).

The interested party may exercise, in the terms established in the applicable legislation, the rights of access, rectification and deletion, as well as the rights of restriction of treatment, opposition and portability of the data, by means of written notification to each of the Parties to the addresses indicated in the Agreement and, in the case of the Seller, also by communicating to your data protection officer at the following email address: Dpo@iberdrola.es and, in the case of the Purchaser, at the address indicated at the beginning of this Agreement. In the event that the rights of individuals are not duly satisfied, the interested party will have the right to file a claim with the Spanish supervisory authority, that is, the Spanish Agency for Data Protection, or with any other competent control authority.

Each Party expressly agrees to inform its employees and other contact persons about the terms of this Clause, and shall release from all liability and indemnify the other Party in connection with any damages arising from the breach of this obligation.

Apart from the data of the representatives of the Parties and the Personal Data of the aforementioned contact persons, in the event that any activity to be carried out by an agent does not require, by its nature, access to Personal Data whose handling is the responsibility of the principal, the agent is expressly prohibited from such access in the event that he could accidentally access such information.

Thus, the agent confirms that he has informed his employees about the following aspects and maintains evidence of compliance with this requirement:

a) The prohibition of access to Personal Data while performing work for the client.

b) The obligation to inform the client about any security incident related to the service that could give rise to or, in fact, give rise to possible access to Personal Data.

c) The duty to maintain the confidentiality of any information about Personal Data with those who may eventually have access to it, which also it must remain confidential after the termination of the Agreement, and not use it for any purpose.

Notwithstanding the foregoing, if as a result of any security incident, or if it is unavoidable for the conclusion of the Agreement, the agent’s personnel or its subcontractors access or handle Personal Data owned by the principal, the agent undertakes to immediately inform the principal of such access or handling.

THIS AGREEMENT it is executed into two identical originals, of which the Parties receive one each.

PURCHASER		SELLER

WALL BOX CHARGERS, S.L.		IBERDROLA CLIENTES S.A.U.
/s/ Enric Asuncion		27303345E	Digitally signed by 27303345E
Number:	Enric Asuncion	ALFONSO	ALFONSO CALDERÓN
Charge	CEO	CALDERON	Date: 2021.10.05

0 9.:1 9.:5 6.+ 0.2.’.0.0.’
Number:
Charge:

		30689424H	Digitally signed by
		ICIAR	30689424H ICIAR
		MARCAIDA	MARCAIDA
Date: 2021.10.07 12:35:43 +02’00’